Exhibit 10.24
PG&E CORPORATION
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

PG&E CORPORATION

2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

This is the controlling and definitive statement of the PG&E CORPORATION (“PG&E CORP”) 2005 Deferred Compensation Plan for Non-Employee Directors (the “Plan”).  The Plan was amended for compliance with the final Code Section 409A regulations effective as of January 1, 2009.  Except as provided herein, the Plan is effective as of January 1, 2005, with respect to all individuals who are Directors as of such date.  The Plan continues the program embodied in the PG&E Corporation Deferred Compensation Plan for Non-Employee Directors (the “Prior Plan”).

1. Purpose of the Plan.  The Plan is established and is maintained for the benefit of Directors of PG&E CORP in order to provide the Directors with an opportunity to defer receipt of their Meeting Fees and Retainer Fees.  The Plan is an unfunded deferred compensation plan.

2. Definitions.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a) “Board of Directors” shall mean the Board of Directors of PG&E CORP, as from time to time constituted.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

(c) “Committee” shall mean the Compensation Committee of the Board of Directors, as it may be constituted from time to time.

(d) “Deferred Compensation Account” or “Account” shall mean as to any Director, the separate account maintained on the books of PG&E CORP in accordance with Section 6(a) in order to reflect his or her interest under the Plan.  Accounts shall be centrally administered by the Plan Administrator or its designee.

(e) “Director” shall mean any member of the Board of Directors who is not an employee of PG&E CORP or a Subsidiary.

(f) “Director's Termination Date” shall mean the date of the Director's separation from service (within the meaning of Section 409A of the Code).

(g) “Investment Funds” shall mean the investment funds established by the Board of Directors and reflected from time to time on Appendix A.  The Investment Funds shall be used for tracking phantom investment results under the Plan.

(h) “Meeting Fee” means the amount of compensation paid by PG&E CORP to a Director for his or her attendance and services at a meeting of the Board of Directors or any committee thereof.  A Meeting Fee shall not include (i) any Retainer Fee, or (ii) any reimbursement by PG&E CORP of expenses incurred by a Director incidental to attendance at a meeting of the Board of Directors or of a committee thereof or of any other expense incurred on behalf of PG&E CORP.

(i) “PG&E CORP” shall mean PG&E Corporation, a California corporation.

(j) “Plan” shall mean the PG&E Corporation 2005 Deferred Compensation Plan for Non-Employee Directors, as set forth in this instrument and as amended from time to time.

(k) “Plan Year” shall mean the calendar year.

(l) “Prior Plan” shall mean the PG&E Corporation Deferred Compensation Plan for Non-Employee Directors.

(m) “Retainer Fee” means the amount of compensation paid by PG&E CORP to a Director for retaining his or her services during a calendar quarter.  A Retainer Fee shall not include (i) any Meeting Fee, or (ii) any reimbursement by PG&E CORP of expenses incurred by a Director incidental to attendance at a meeting of the Board of Directors or of a committee thereof or of any other expense incurred on behalf of PG&E CORP.

(n) “Subsidiary” shall mean a subsidiary of PG&E CORP.

(o) “Valuation Date” shall mean:

(1) For purposes of valuing Plan assets and Directors’ Accounts for periodic reports and statements, the date as of which such reports or statements are made; and

(2) For purposes of determining the amount of assets actually distributed to the Director or his or her beneficiary (or available for withdrawal), a date that shall not be more than seven business days prior to the date the check is issued to the Director.

In any other case, the Valuation Date shall be the date designated by the Plan Administrator (in its discretion) or the date otherwise set forth in this Plan.  In all cases, the Plan Administrator (in its discretion) may change the Valuation Date, on a uniform and nondiscriminatory basis, as is necessary or appropriate.  Notwithstanding the foregoing, the Valuation Date shall occur at least annually.

3. Eligibility.  Each Director who receives a Meeting Fee or Retainer Fee for service on the Board of Directors shall be eligible to participate in the Plan.

4. Deferrals.

(a) Amount of Deferral.  A participating Director may defer (i) all Retainer Fees only; (ii) Meeting Fees only; or (iii) all Retainer Fees and all Meeting Fees.

(b) Credits to Accounts.  Deferrals shall be credited to a Director’s Account as of the date that they otherwise would have been paid.

(c) Deferral Election.  A Director must file an election form with the Corporate Secretary which indicates whether Retainer Fees, Meeting Fees or both are to be deferred under the Plan.  The election shall occur no later than December 31 (or such earlier date established by the Plan Administrator) of the calendar year next preceding the service year (within the meaning of Treasury Regulation Section 1.409A-2(a)(3)).  Notwithstanding the foregoing, to the extent permitted under Treasury Regulation Section 1.409A-2(a)(7), upon first becoming a Director, an election to defer shall be effective for Meeting Fees and/or Retainer Fees earned with respect to service provided following the filing of a Deferral Election Form, provided said Form is filed with the Corporate Secretary within 30 days following the date when the individual first becomes a Director.  The Plan Administratory may, in its sole discretion, permit elections to made under other timing rules that comply with Code Section 409A.

5. Investment Funds.  Although no assets will be segregated or otherwise set aside with respect to a Director’s Account, the amount that is ultimately payable to the Director with respect to such Account shall be determined as if such Account had been invested in some or all of the Investment Funds.  The Plan Administrator, in its sole discretion, shall adopt (and modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of the Directors’ Accounts.  Such procedures generally shall provide that a Director’s Account shall be deemed to be invested among the available Investment Funds in the manner elected by the Director in such percentages and manner as prescribed by the Plan Administrator.  In the event no election has been made by the Director, such Account will be deemed to be invested in the AA Utility Bond Fund.  Directors shall be able to reallocate their Accounts between the Investment Funds and reallocate amounts newly credited to their Accounts at such time and in such manner as the Plan Administrator shall prescribe.  Anything to the contrary herein notwithstanding, a Director may not reallocate Account balances between Investment Funds if such reallocation would result in a non-exempt Discretionary Transaction as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any successor to Rule 16b-3, as in effect when the reallocation is requested.  The available Investment Funds shall be listed on Appendix A and may be changed from time to time by the Board of Directors.

6. Accounting.

(a) Accounts.  At the direction of the Plan Administrator, there shall be established and maintained on the books of PG&E CORP, a separate account for each participating Director in order to reflect his or her interest under the Plan.

(b) Investment Earnings.  Each Director’s Account shall initially reflect the value of his or her Account’s interest in each of the Investment Funds, deemed acquired with the amounts credited thereto.  Each Director’s Account shall also be credited (or debited) with the net appreciation (or depreciation), earnings and gains (or losses) with respect to the investments deemed made by his or her Account.  Any such net earnings or gains deemed realized with respect to any investment of any Director’s Account shall be deemed reinvested in additional amounts of the same investment and credited to the Director’s Account.

(c) Accounting Methods.  The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Directors’ Accounts shall be determined by the Plan Administrator.  The accounting methods or formulae selected by the Plan Administrator may be revised from time to time but shall conform to the extent practicable with the accounting methods used under the Applicable Plan.

(d) Valuations and Reports.  The fair market value of each Director’s Account shall be determined as of each Valuation Date.  In making such determinations and in crediting net deemed earnings and gains (or losses) in the Investment Funds to the Directors’ Accounts, the Plan Administrator (in its discretion) may employ such accounting methods as the Plan Administrator (in its discretion) may deem appropriate in order to fairly reflect the fair market values of the Investment Funds and each Director’s Account.  For this purpose, the Plan Administrator may rely upon information provided by the Plan Administrator or other persons believed by the Plan Administrator to be competent.

(e) Statements of Director’s Accounts.  Each Director shall be furnished with periodic statements of his or her interest in the Plan by January 31 of each year.

7. Distributions.

(a) Distribution of Account Balances.  Except to the extent the Director has elected otherwise under Section 7(b) or Section 7(c) at the time of a deferral election or Section 7(e) applies, distribution of the balance credited to a Director’s Account shall be made in a single lump sum in January of the year following the Director’s Termination Date.

(b) Installment Distributions.  In lieu of a single sum payment under Section 7(a) or 7(c), a Director may at the time of deferral elect in writing and file with the Plan Administrator an election that payment of amounts credited to the Director’s Account be made in 10 approximately equal annual installments.  However, if during the installment payment period the Account balance is less than $5,000, the value of the remaining installments shall be paid as a lump sum.  Installment payments (including a final payment pursuant to the preceding sentence) will be made in January of the year following the Director’s Termination Date and on each anniversary thereof until all installments are paid.

(c) “Specific Date” Distributions.  By filing an irrevocable election with the Plan Administrator, a Director may at the time of deferral elect to commence distribution of full or partial payment of the balance of his or her Account in January of any future year instead of pursuant to Section 7(a).

(d) Change in Distribution Election.  A Director may change a distribution election previously made pursuant to Section 7(b) or Section 7(c) only in accordance with the rules under Code Section 409A.  Generally, a subsequent election pursuant to this Section 7(d):  (1) cannot take effect for twelve (12) months, (2) must occur at least twelve (12) months before the first scheduled payment under a payment at a specified date elected pursuant to Section 7(c), and (3) must defer a previously elected distribution at least five (5) additional years from the date payment would have otherwise been made.  The Plan Administrator may establish additional rules or restrictions on changes in distribution elections.

(e) Death Distributions.  If a Director dies before the entire balance of his or her Account has been distributed (whether before or after the Termination Date and whether or not installment payments had previously commenced), the remaining balance of the Director’s

Account shall be distributed to the beneficiary designated or otherwise determined in accordance with Section 7(g), as soon as practicable (but in any event within 90 days) after the date of death.

(f) Payments to Incompetents.  If any individual to whom a benefit is payable under the Plan is a minor or if the Plan Administrator determines that any individual to whom a benefit is payable under the Plan is incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee, or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction.  If no guardian, committee, or other representative has been appointed, payment may be made to any person as custodian for such individual under the California Uniform Transfers to Minors Act (or similar law of another state) or may be made to or applied to or for the benefit of the minor or incompetent, the incompetent’s spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Plan Administrator from time to time shall determine; and the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of PG&E CORP with respect to any benefit so paid.

(g) Beneficiary Designations.  Each Director may designate, in a signed writing delivered to the Plan Administrator, on such form as it may prescribe, one or more beneficiaries to receive any distribution which may become payable under the Plan as the result of the Director’s death.  A Director may designate different beneficiaries at any time by delivering a new designation in like manner.  Any designation shall become effective only upon its receipt by the Plan Administrator, and the last effective designation received by the Plan Administrator shall supersede all prior designations.  If a Director dies without having designated a beneficiary or if no beneficiary survives the Director, the Director’s Account shall be payable to the estate or the last to die of the Director.

(h) Undistributable Accounts.  Each Director and (in the event of death) his or her beneficiary shall keep the Plan Administrator advised of his or her current address.  If the Plan Administrator is unable to locate the Director or beneficiary to whom a Director’s Account is payable under this Section 7, the Director’s Account shall be frozen as of the date on which distribution would have been completed in accordance with this Section 7, and no further appreciation, depreciation, earnings, gains or losses shall be credited (or debited) thereto.

(i) Plan Administrator Discretion.  Within the specific time periods described in this Section 7, the Plan Administrator shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

             (j)  Specified Employees.  Notwithstanding anything in this Plan to the contrary, the Plan Administrator shall delay any payment under this Plan to the extent necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which the affected Directors would otherwise be entitled during the six (6) month period immediately following the Director’s Termination Date (or shorter period ending on the date of the Director’s death following the Director’s Termination Date) will be paid on the first business day following the expiration of the applicable delay period.

8. Distribution Due to Unforeseeable Emergency (Hardship Distribution).    A participant may request a distribution due to an unforeseeable emergency (within the meaning of Code Section 409A) by submitting a written request to the Plan Administrator.  The Plan Administrator shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted.  If an application for a hardship distribution due to an unforeseeable emergency is approved, the distribution shall be payable in a lump sum within 30 days after approval of such distribution.  After receipt of a payment requested due to an unforeseeable emergency, a participant may not make additional deferrals during the remainder of the Plan Year in which the recipient received the payment.  A participant who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of an unforeseeable emergency.  The distribution due to an unforeseeable emergency shall not exceed the amount reasonably necessary to meet the emergency.  This Section 8 shall be administered in accordance with the requirements of Code Section 409A.

9. Vesting.  A Director’s interest in his or her Account at all times shall be 100 percent vested and nonforfeitable.

10. Administration of the Plan.

(a) Plan Administrator.  The Committee is hereby designated as the administrator of the Plan.  The Plan Administrator delegates to the Corporate Secretary, or his or her designee, the authority to carry out all duties and responsibilities of the Plan Administrator under the Plan.  The Plan Administrator shall have the authority to control and manage the operation and administration of the Plan.

(b) Powers of Plan Administrator.  The Plan Administrator shall have all discretion and powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the power to interpret the provisions of the Plan and to determine, in its sole discretion, any question arising under, or in connection with the administration or operation of, the Plan.

(c) Decisions of Plan Administrator.  All decisions of the Plan Administrator and any action taken by it in respect of the Plan and within the powers granted to it under the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

11. Funding.  All amounts credited to a Director’s Account under the Plan shall continue for all purposes to be a part of the general assets of PG&E CORP.  The interest of the Director in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of PG&E CORP.  While PG&E CORP may choose to invest a portion of its general assets in investments identical or similar to those selected by Directors for purposes of determining the amounts to be credited (or debited) to their Accounts, nothing contained in the Plan shall give any Director or beneficiary any interest in or claim against any specific assets of PG&E CORP.

12. Modification or Termination of Plan.

(a) Obligations Limited.  The Plan is voluntary on the part of PG&E CORP, and PG&E CORP does not guarantee to continue the Plan.

(b) Right to Amend or Terminate.  The Board of Directors, acting through its Compensation Committee, reserves the right to alter, amend, or terminate the Plan, or any part thereof, in such manner as it may determine, for any reason whatsoever.

(1) Limitations.  Any alteration, amendment, or termination shall take effect upon the date indicated in the document embodying such alteration, amendment, or termination, provided that no such alteration or amendment shall divest any portion of an Account that is then vested under the Plan.

(c) Effect of Termination.  If the Plan is terminated, the balances credited to the Accounts of the Directors affected by such termination shall be distributed to them at the time and in the manner set forth in Section 7; provided, however, that the Plan Administrator, in its sole discretion, may authorize accelerated distribution of Directors’ Accounts to the extent provided in Treasury Regulation Sections 1-409A-3(j)(4)(ix) (A) (relating to terminations in connection with certain corporate dissolutions), (B) (relating to terminations in connection with certain change of control events), and (C) (relating to general terminations).

13. General Provisions.

(a) Inalienability.  Except to the extent mandated by applicable law, in no event may either a Director, a former Director or his or her spouse, beneficiary or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution, or other legal process.

(b) Rights and Duties.  Neither PG&E CORP nor the Plan Administrator shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted, or suffered in good faith.

(c) No Enlargement of Rights.  Neither the establishment or maintenance of the Plan, nor any action of PG&E CORP or Plan Administrator, shall be held or construed to confer upon any individual any right to be continued as a Director nor, upon dismissal, any right or interest in any specific assets of PG&E CORP other than as provided in the Plan.  PG&E CORP expressly reserves the right to remove any Director at any time, with or without cause or advance notice.

(d) Applicable Law.  The provisions of the Plan shall be construed, administered, and enforced in accordance with the laws of the State of California.

(e) Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

(f) Captions.  The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

IN WITNESS WHEREOF, PG&E Corporation has caused this Plan to be executed by its Senior Vice President, Human Resources, at the direction of the Chief Executive Officer, on December 31, 2008.

PG&E CORPORATION

By:	JOHN R. SIMON
John R. Simon
Senior Vice President - Human Resources

APPENDIX A

INVESTMENT FUNDS

(as of January 1, 2005)

Participating Investment Funds as of January 1, 2005

(1)           AA Utility Bond Fund.  Interest shall be credited on the amounts invested in the AA Utility Bond Fund.  Such interest shall be at a rate equal to the AA Utility Bond Yield reported by Moody’s Investors Service.  Such interest shall become a part of the Director’s Account and shall be paid at the same time or times as the balance of the Director’s Account.

(2)           PG&E CORP Phantom Stock Fund.  Amounts credited to the PG&E CORP Phantom Stock Fund shall be converted into units (including fractions computed to three decimal places) each representing a share of PG&E CORP common stock.  The value of a unit for purposes of determining the number of units to credit upon initial allocation or upon reallocation from another Investment Fund, and for determining the dollar value of the aggregate number of units to be reallocated from the PG&E CORP Phantom Stock Fund to another Investment Fund and for distributions from the Plan, shall be the closing price of a share of PG&E CORP common stock as traded on the New York Stock Exchange on the date that (i) amounts are credited to a Director’s Account in the PG&E CORP Phantom Stock Fund, or (ii) the Plan Administrator receives a reallocation request, in the case of reallocations.  If such credit or reallocation occurs after close of the New York Stock Exchange on that day, the price shall be based on the closing price of a share of PG&E CORP common stock on the next day on which such shares are traded on the New York Stock Exchange.  Thereafter, the value of a unit shall fluctuate in accordance with the closing price of PG&E CORP common stock on the New York Stock Exchange.  Each time that PG&E CORP pays a dividend on its common stock, an amount equal to such dividend payable with respect to each share of PG&E CORP common stock, multiplied by the number of units credited to a Director’s Account, shall be credited to the Director’s Account and converted into additional units.  The number of additional units shall be calculated by dividing the aggregate amount of credited dividends, i.e., the dividend multiplied by the number of units credited to the Director’s Account as of the dividend record date, by the closing price of a share of PG&E CORP common stock on the New York Stock Exchange on the dividend payment date.  If, after the record date but before the dividend payment date, a Director’s balance in the PG&E CORP Phantom Stock Fund has been reallocated to another Investment Fund(s) or has been paid to the Director or to the Director’s beneficiary, other than pursuant to an election under Sections 7(c)(2) or 8, then an amount equal to the aggregated dividend shall be credited to the Director’s Account in such other Investment Fund(s) or paid directly to the Director or the Director’s beneficiary, whichever is applicable.